Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan and SiriusPoint Ltd. 2013 Omnibus Incentive Plan of our reports dated February 23, 2021, with respect to the consolidated financial statements and schedules of Third Point Reinsurance Ltd., and the effectiveness of internal control over financial reporting of Third Point Reinsurance Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission. Hamilton, Bermuda February 26, 2021